Exhibit 23.1

CONSENT OF INDEPENDENT BUSINESS VALUATION EXPERT

May 6, 2005

Witness Systems, Inc.

300 Colonial Center Parkway

Roswell, Georgia 30076

Ladies and Gentlemen:

We hereby consent to the use of the name Taylor Consulting Group, Inc., to references to Taylor Consulting Group, Inc. and to the inclusion of and references to our report, or information contained therein, dated January 24, 2005, prepared for Witness Systems, Inc. appearing in this Quarterly Report on Form 10-Q of Witness Systems, Inc.

Sincerely,
Taylor Consulting Group, Inc.

/s/ MICHAEL HALLIWELL

Michael Halliwell
Managing Director

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